                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP
LUSCAR COAL LTD.
                                                           FOR IMMEDIATE RELEASE


REPORT FOR THE SECOND QUARTER ENDED JUNE 30, 2003

TORONTO, ONTARIO, AUGUST 5, 2003. Luscar Energy Partnership (LEP) today released the following report on the second quarter ended June 30, 2003.

HIGHLIGHTS

    o    Mine-mouth thermal coal operations continue to perform strongly

    o    Long-term debt reduced by $83.5 million

    o $57.4 million non-cash recovery of future taxes due to changes in resource sector taxation



MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) for the quarter ended June 30, 2003 should be read in conjunction with our unaudited consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in our Form 20-F filed June 30, 2003 with the Securities and Exchange Commission (SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

TRANSITION

LEP underwent a significant transition in the first quarter of 2003, disposing of its metallurgical coal business in exchange for 3.0 million units of Fording Canadian Coal Trust (Fording Trust) and focusing its operations on domestic thermal coal production for electricity generation and industrial uses.

In addition, our owners, Sherritt International Corporation (Sherritt) and Ontario Teachers' Pension Plan Board (Teachers'), acquired Fording Inc.'s prairie operations. These prairie operations consist of (i) a 50% joint venture interest in the Genesee mine and the contract mining operations at the Highvale and Whitewood mines, all of which supply coal to adjacent power plants near Edmonton, Alberta, (ii) certain coal and potash royalty agreements, and (iii) substantial non-producing coal and mineral reserves and non-reserve assets. Since February 28, 2003, we have managed and operated these assets on behalf of our owners. We intend to acquire these assets from our owners during 2003, subject to obtaining certain consents from customers, at a fair value to be assessed by an independent valuator. Until this acquisition is complete, our financial results will exclude the financial results of the prairie operations.

All of the operations that we own and those that we are managing on behalf of our owners are dragline surface mines with many similar characteristics. We have embarked on a program to enhance the productivity and profitability of these operations, facilitated by the replacement of our business systems, which is scheduled to be completed in the fourth quarter of this year. Significant goals of this program include: aggressively improved safety performance, which is expected to provide a better work environment for our employees and reduce worker compensation costs; a simplified and flattened organization structure, which is expected to improve communications and operating performance; implementation of "world best practices" for operating activities across the company, which is expected to optimize production performance and reduce costs and enhance business relationships with our customers, which is expected to ensure we remain responsive to our customer needs and potentially provide expanded business opportunities. The initial impact of these initiatives can be seen in the shutdown costs for the Obed Mountain mine taken in the first quarter and the $10.0 million severance charge this quarter as we announced the reduction of our staff workforce by 110 employees.

We are providing certain financial and operating information focused on our ongoing thermal coal business with separate historical data on our disposed metallurgical coal operations. Prior period information has been restated to conform to this basis of presentation.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

LEP recorded net earnings of $88.8 million during the second quarter, including recovery of future income taxes of $61.2 million, a non-cash foreign currency translation gain of $31.4 million on LCL's US$275 million 9.75% senior notes due October 15, 2011, and other income of $21.4 million related to a lump sum payment from our customer at the Boundary Dam mine upon our repayment at maturity of one of our promissory notes. Second quarter results also include a one-time pre-tax severance provision of $10.0 million related to our efforts to enhance our thermal coal business. The results to the end of the second quarter do not include the operating results of the prairie assets acquired by our owners in the first quarter, which we intend to acquire later this year. LEP's net earnings for the quarter were $73.3 million higher than the same period last year. Net earnings for the six months ended June 30, 2003 were $85.9 million higher than in the first six months of last year.

The following is a summary of certain of LEP's consolidated second quarter financial results:


                                                                 THREE MONTHS                 SIX MONTHS
                                                                ENDED JUNE 30,               ENDED JUNE 30,
                                                           -----------------------      ------------------------
                                                             2003           2002           2003           2002
                                                           --------      ---------      ---------      ---------
(in thousands of Canadian dollars)

Revenue ...............................................    $ 84,785      $ 146,884      $ 204,231      $ 298,597
Cost of sales .........................................      65,816        118,484        160,358        230,935
                                                           --------      ---------      ---------      ---------
OPERATING MARGIN (1) ..................................      18,969         28,400         43,873         67,662
Selling, general and administrative expenses ..........      12,341          3,406         16,677          7,521
Other income ..........................................     (23,602)          (675)       (51,142)        (2,914)
                                                           --------      ---------      ---------      ---------
EBITDA (1) ............................................      30,230         25,669         78,338         63,055
Depreciation and amortization .........................      21,986         22,472         44,727         44,579
Interest expense ......................................      12,135         15,880         24,729         26,938
Foreign currency translation gain .....................     (31,505)       (16,757)       (60,735)       (18,544)
                                                           --------      ---------      ---------      ---------
Earnings before income taxes ..........................    $ 27,614      $   4,074      $  69,617      $  10,082
                                                           ========      =========      =========      =========


NET EARNINGS ..........................................    $ 88,789      $  15,466      $ 113,139      $  27,246

(1) Operating margin and EBITDA do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin is defined as revenue less cost of sales. Operating margin has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses. Our owners use these measures as part of their means of evaluating our business performance.


LEP's earnings before interest, taxes, depreciation and amortization during the second quarter amounted to $30.2 million, compared with $25.7 million for the same quarter last year. Operating margin was $9.4 million lower than in the second quarter last year and $23.8 million lower on a year to date basis due to oversupply in the export thermal coal markets, the transfer of the metallurgical assets to Fording, and the loss of the Highvale contract on December 31, 2002.

                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
                                               ---------------------     ---------------------
                                               JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
                                                 2003         2002         2003         2002
                                               --------     --------     --------     --------

COAL SHIPMENTS (in thousands of tonnes)
   Mine mouth ............................        3,749        3,635        7,883        7,958
   Contract mine .........................            -        3,352            -        6,512
   Other thermal .........................        1,121        1,136        1,938        2,250
                                               --------     --------     --------     --------
   THERMAL ...............................        4,870        8,123        9,821       16,720
   METALLURGICAL .........................            -          651          474        1,243
                                               --------     --------     --------     --------
                                                  4,870        8,774       10,295       17,963
                                               ========     ========     ========     ========

REVENUE (in thousands of Canadian dollars)
   THERMAL ...............................     $ 84,785     $107,131     $174,973     $220,014
   METALLURGICAL .........................            -       39,753       29,258       78,583
                                               --------     --------     --------     --------
                                               $ 84,785     $146,884     $204,231     $298,597
                                               ========     ========     ========     ========

Mine-mouth coal shipments totaled 3.7 million tonnes in the second quarter, up 3% from sales in the same period last year. Higher deliveries were made this quarter by the Paintearth and Poplar River mines due to the timing of the generating stations shutdowns which occurred in the first quarter this year and in the second quarter last year. While there have been no contract mine sales in 2003, we have managed the operations at the Highvale, Whitewood and Genesee mines since our owners acquired the mining contract from Fording at the end of February. Sales from the three mines were 4.7 million tonnes for the second quarter, which is consistent with the same quarter last year. Shipments from our other thermal coal operations were significantly below levels last year due to reduced sales from the Obed Mountain and Coal Valley mines. The transfer of our metallurgical assets to Fording in the first quarter led to the elimination of metallurgical coal sales.

In response to weak export thermal coal market conditions, we initiated an intensive program of cost efficiency measures at the Coal Valley mine in the first quarter. These included idling our higher cost truck and shovel mining equipment and maximizing production from our more efficient dragline equipment. With no short-term improvements expected in export thermal coal markets, we also decided to indefinitely suspend production at the Obed Mountain mine. As an additional cost efficiency measure we temporarily shut down the Coal Valley mine for three weeks to reduce coal inventories. The Obed operation ceased production in May. Sales under existing contracts will consume substantially all of the remaining coal inventory (approximately 177 thousand tonnes) at Obed through the remainder of the year. Sales volumes from Coal Valley are expected to be higher in the second half of the year, but will continue to depend on export thermal coal subject to somewhat uncertain market conditions. Severance costs of $5.0 million resulting from the decision to suspend operations at Obed Mountain were expensed in the first quarter of 2003.


                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                   --------------------    ---------------------
                                   JUNE 30,    JUNE 30,    JUNE 30,     JUNE 30,
                                     2003        2002        2003         2002
                                   --------    --------    --------     --------
(in Canadian dollars)

REALIZED PRICES
   Thermal ...................     $ 17.42     $ 13.14     $  17.82     $ 13.12
   Metallurgical .............     $     -     $ 61.06     $  61.72     $ 63.22
COST OF SALES
   Thermal ...................     $ 13.52     $ 10.14     $  13.63     $  9.65
   Metallurgical .............     $     -     $ 55.44     $  56.03     $ 55.95
OPERATING MARGIN
   Thermal ...................     $  3.90     $  3.00     $   4.19     $  3.47
   Metallurgical .............     $     -     $  5.62     $   5.69     $  7.27
CAPITAL EXPENDITURES
   Thermal ...................     $ 6,430     $10,116     $ 10,860     $19,702
   Metallurgical .............     $     -     $   801     $    326     $   857


For the second quarter and for the year to date, average realized prices for thermal coal sales were higher than in the previous year. The primary reason for the increase was a change in our sales mix, which included significant low-per-tonne-revenue contract mining shipments in 2002 but no contract mining shipments in 2003. Mine-mouth pricing continued a modest increase in line with low levels of inflation. This has been partially offset by fewer export thermal shipments in 2003. Realized export thermal coal prices in the quarter were down about 3% from the second quarter of 2002 due to weak markets and the strengthening Canadian dollar. Average realized prices on a year to date basis also increased due to a recovery in the first quarter of a $7.3 million Boundary Dam crown royalty we paid, which related to prior years. These royalty payments were recovered from our customer under the pass-through provisions of our coal supply agreement and as such did not affect our operating margin. Most of our mine-mouth operations have demonstrated relatively stable pricing from period to period. Going forward, mine mouth operations will comprise a much larger portion of our business.

For the second quarter and on a year to date basis, the average cost of sales at our thermal coal operations increased from 2002 because there was no low-cost contract mining in the sales mix in 2003 and because the carrying value of export thermal inventories were reduced by $5.7 million to reflect lower estimated net realizable value based on the recent strength of the Canadian dollar. This was partially offset by fewer higher-cost export thermal shipments in the period. Year to date cost of sales in 2003 were also impacted by the $7.3 million crown royalty charges at the Boundary Dam mine related to prior years and severance of $5.0 million and other costs associated with the decision to suspend operations at the Obed Mountain mine. During the second quarter, we wrote down the carrying value of the Specialty Products Division by $1.4 million to recognize the slower than anticipated pace of development of that business.

Our average thermal operating margins per tonne were higher in 2003 than in 2002 as lower margin contract sales were not included in the sales mix in 2003, which were partially offset by reduced shipments and margins in the thermal export market.

In April, following the transfer of our metallurgical coal assets, we took a number of significant actions to enhance the profitability of our thermal coal business. The similarity of our operations is expected to allow us to produce coal more efficiently and to serve our customers better. On April 15, 2003, we announced a series of organizational changes that will result in a reduction of 110 full-time and contract employees at our Edmonton office and some of our mine sites. The initial staff reduction occurred mid-April and will be followed by a second phase of reductions at the end of September. The estimated pre-tax cost of these reductions is $10.0 million and was expensed in the second quarter. Overall, our selling, general and administrative costs were $12.3 million in the second quarter compared with $3.4 million in the same period last year.

Other income was $23.6 million in the second quarter and included $21.4 million related to a lump sum payment from our customer at the Boundary Dam mine, $18.8 million of which is equal to the difference between the principal amount of the $45 million promissory note and the related sinking fund and the rest related to revaluation of the sinking fund to market value. Subsequent to the retirement of the promissory note revenue under the Boundary Dam coal supply agreement will decrease by approximately $5.7 million per annum, offsetting the elimination of interest and principal costs under the promissory note. Other income on a year to date basis included a $25.6 million pre-tax gain on the transfer of the metallurgical assets to Fording as well as $3.0 million in distributions from the 3.0 million units of the Fording Trust we hold. The remaining $4.4 million of distributions received from the Fording Trust, which represented a special distribution guaranteed at the time the trust was created, was recorded as a return of capital, reducing the carrying value of the investment.

On March 31, 2003 the collective bargaining agreement with our hourly workforce at Paintearth and Sheerness expired. A new three year collective agreement was ratified on July 17, 2003. Our collective bargaining agreement with the workforces at the Boundary Dam and Bienfait mines expired on June 30, 2003. Negotiations for a new agreement are currently underway and are progressing as expected.


REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

During the second quarter, LEP reported interest expense of $12.1 million compared with $15.9 million in the second quarter of last year. Interest on the senior notes, which are denominated in US dollars, decreased this year due to the strengthening of the Canadian dollar against the US dollar. Interest was also higher in the second quarter last year due to a loss of $1.1 million related to our interest rate swap as well as higher costs for reclamation security related to the metallurgical assets.

LCL incurred interest expense of $15.1 million during the second quarter compared with $26.2 million in second quarter of last year. Interest costs for LCL and LEP are similar, other than interest related to LCL's subordinated notes, which are held by LEP and eliminated on consolidation. Interest on the subordinated notes is based on the amount of LCL's free cash flow and was lower reflecting lower operating margins in the second quarter.

Foreign currency translation gains and losses are primarily non-cash and related to LCL's US$275 million 9.75% senior notes, reflecting fluctuations in the Canadian dollar. During the second quarter, we recognized a gain of $31.4 million as the Canadian dollar strengthened compared to a gain of $18.6 million in the second quarter last year. On a year to date basis, the foreign exchange gain was $61.7 million as compared to $20.4 million last year.

During the second quarter, LEP recorded a tax recovery of $61.2 million on pre-tax earnings of $27.6 million as compared with a tax recovery of $11.4 million on pre-tax earnings of $4.1 million in the same period last year. $57.4 million of the recovery is attributable to the substantive enactment of taxation legislation introduced by the Canadian government that affects resource sector taxation. Resource company income tax rates will be reduced from 28% to 21% over a period of 5 years. In addition, a federal income tax provision for the deduction of provincial crown royalties will be eliminated and actual provincial crown royalties will become deductible for federal income tax purposes. The net impact of the changes is expected to be a reduction of federal income tax rates.

Following the expected acquisition of the thermal coal operations currently held by Sherritt and Teachers', which are situated in Alberta, we expect our effective tax rate will decrease resulting in a further decrease in our future income taxes. Our current operations generate a greater proportion of taxable income from Saskatchewan, a higher rate jurisdiction. The current tax portion of our tax expense included $0.6 million of capital taxes this quarter compared to $0.7 million in the same period last year. Capital taxes are based on net capital employed in the business and are relatively stable period to period.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2003, LEP held cash and cash equivalents, including short-term deposits, of $64.3 million. LEP's operating activities generated net cash, before changes in non-cash working capital, of $17.2 million during the three months ended June 30, 2003 as compared with $4.3 million for the second quarter of last year. Increases in other income due to the promissory note and distributions from the Fording Canadian Coal Trust were offset by lower operating earnings due to the transfer of the metallurgical assets. Cash used for non-cash working capital during the second quarter was $8.9 million primarily as a result of decreased interest payable resulting from interest payments on the senior notes and promissory notes, which were made in the quarter. LEP generated $30.5 million of cash from non-cash working capital year to date in 2003 as inventories and prepaid overburden removal costs decreased due to the transfer of the metallurgical assets, including working capital balances. We invested $6.4 million in capital asset purchases during the second quarter, as compared with $10.9 million in the same quarter of last year. Spending was primarily to maintain and upgrade mine operations and was lower than last year when capital expenditures included costs associated with the dragline tub replacement at the Poplar River mine, a major project that was completed in 2002.

On May 18, 2003, the 12.75% promissory note with a Crown corporation, due May 18, 2003 for $45 million matured and was paid. Under the terms of a coal supply agreement, the $18.8 million excess of the principal amount over the sinking fund balance was recovered from our customer and included in other income in the second quarter.

Long-term debt of $426.2 million has declined by $83.5 million since December 31, 2002 due to the strengthening Canadian dollar and the repayment of the12.75% promissory note.

During the quarter we paid $12.0 million in distributions to our owners.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at June 30, 2003. During the second quarter we began to convert to a new information system. Our conversion procedures have been designed to maintain the integrity of our internal controls and as of the date of this report the conversion process has had no material adverse impact on our internal controls.





CORPORATE OVERVIEW

Luscar is Canada's largest coal producer and operates ten thermal coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 40 million tonnes of coal annually. Most of the coal we produce is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan. These stations generate most of the electric power required in these two provinces. We ship a lesser portion of our production to customers in Ontario and overseas and also produce value-added products related to our coal mining operations, including char sold to charcoal briquette manufacturers.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to sales volumes from the Coal Valley mine, coal markets, demand and pricing, certain pre-tax costs of staff reduction, thermal assets acquired from Fording, effective tax rates and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed June 30, 2003 with the

Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases, and (vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward looking statements, which necessarily reflect the current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.




For further information contact:
Ernie Lalonde
Luscar Energy Partnership
(416) 934-7655

www.luscar.com

LUSCAR ENERGY PARTNERSHIP


                           CONSOLIDATED BALANCE SHEETS


                                                          AS AT          AS AT
                                                        JUNE 30,      DECEMBER 31,
                                                          2003            2002
                                                       ----------     ----------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents ....................     $   64,267     $   73,713
    Accounts receivable ..........................         61,720         61,992
    Income taxes recoverable .....................          1,386          1,755
    Inventories ..................................         55,982         86,072
    Overburden removal costs .....................          4,048         29,404
    Prepaid expenses .............................          4,425          4,354
                                                       ----------     ----------
                                                          191,828        257,290
Capital assets ...................................      1,201,880      1,282,717
Investment in Fording Canadian Coal Trust ........         89,430              -
Other assets .....................................         29,403         25,897
                                                       ----------     ----------
                                                       $1,512,541     $1,565,904
                                                       ==========     ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Trade accounts payable and accrued charges ...     $   38,949     $   36,987
    Accrued interest payable .....................          7,462          8,824
    Accrued payroll and employee benefits ........          9,382          8,879
    Income taxes payable .........................          1,731          1,421
    Current portions of:
       Long-term debt [note 3] ...................          2,906         24,837
       Financial instruments .....................          1,292          2,941
       Accrued reclamation costs .................         18,793         17,392
       Future income taxes .......................          1,364          3,335
                                                       ----------     ----------
                                                           81,879        104,616
Long-term debt [note 3] ..........................        423,251        484,780
Accrued reclamation costs ........................         22,497         28,052
Future income taxes ..............................        376,574        419,293
                                                       ----------     ----------
                                                          904,201      1,036,741
                                                       ----------     ----------
PARTNERS' EQUITY
    Partners' equity .............................        608,340        529,163
                                                       ----------     ----------
                                                       $1,512,541     $1,565,904
                                                       ==========     ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP




            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY


                                                              THREE MONTHS                  SIX MONTHS
                                                             ENDED JUNE 30,               ENDED JUNE 30,
                                                       ------------------------      ------------------------
                                                          2003           2002           2003           2002
                                                       ---------      ---------      ---------      ---------

(in thousands of Canadian dollars)

REVENUE [note 2] .................................     $  84,785      $ 146,884      $ 204,231      $ 298,597
EXPENSES AND OTHER INCOME
   Cost of sales .................................        65,816        118,484        160,358        230,935
   Selling, general and administrative expenses ..        12,341          3,406         16,677          7,521
   Depreciation and amortization .................        21,986         22,472         44,727         44,579
   Foreign currency translation gain [note 4] ....       (31,505)       (16,757)       (60,735)       (18,544)
   Interest expense [note 5] .....................        12,135         15,880         24,729         26,938
   Other income [note 6] .........................       (23,602)          (675)       (51,142)        (2,914)
                                                       ---------      ---------      ---------      ---------
EARNINGS BEFORE INCOME TAXES .....................        27,614          4,074         69,617         10,082
Income tax recovery ..............................       (61,175)       (11,392)       (43,522)       (17,164)
                                                       ---------      ---------      ---------      ---------
NET EARNINGS FOR THE PERIOD ......................        88,789         15,466        113,139         27,246
Partners' equity, beginning of period ............       531,551        508,743        529,163        496,963
Distribution to partners .........................       (12,000)             -        (33,962)             -
                                                       ---------      ---------      ---------      ---------
PARTNERS' EQUITY, END OF PERIOD ..................     $ 608,340      $ 524,209      $ 608,340      $ 524,209
                                                       =========      =========      =========      =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP




                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       THREE MONTHS                 SIX MONTHS
                                                                      ENDED JUNE 30,              ENDED JUNE 30,
                                                                 ----------------------      -----------------------
                                                                   2003           2002          2003           2002
                                                                 --------      --------      ---------      --------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period ................................     $ 88,789      $ 15,466      $ 113,139      $ 27,246
Non-cash items:
   Depreciation and amortization ...........................       21,986        22,472         44,727        44,579
   Future income taxes .....................................      (61,760)      (12,096)       (44,689)      (18,574)
   Foreign currency translation gain [note 4] ..............      (30,991)      (18,453)       (60,397)      (20,085)
   Loss (gain) on transfer and disposal of capital assets ..          117          (119)       (26,600)         (469)
   Other ...................................................         (948)       (2,965)        (3,902)       (7,913)
Change in non-cash working capital .........................       (8,922)       (3,151)        30,548        11,156
                                                                 --------      --------      ---------      --------
                                                                    8,271         1,154         52,826        35,940
                                                                 --------      --------      ---------      --------
INVESTING ACTIVITIES
Capital asset purchases ....................................       (6,430)      (10,917)       (11,186)      (20,559)
Proceeds on disposal of capital assets .....................          160           492          1,262         1,019
Other investments ..........................................          (75)         (134)             -             7
                                                                 --------      --------      ---------      --------
                                                                   (6,345)      (10,559)        (9,924)      (19,533)
                                                                 --------      --------      ---------      --------
FINANCING ACTIVITIES
Financial instruments ......................................         (629)            -         (1,333)            -
Deferred financing costs incurred ..........................            -          (690)             -        (1,608)
Repayments of long-term debt ...............................      (22,147)       (1,193)       (22,729)       (1,758)
Distribution to partners ...................................      (12,000)            -        (27,000)            -
                                                                 --------      --------      ---------      --------
                                                                  (34,776)       (1,883)       (51,062)       (3,366)
                                                                 --------      --------      ---------      --------

Change in cash position ....................................      (32,850)      (11,288)        (8,160)       13,041
Foreign currency translation loss [note 4] .................         (359)         (192)        (1,286)         (348)
Cash position, beginning of period .........................       97,476        84,504         73,713        60,331
                                                                 --------      --------      ---------      --------
Cash position, end of period ...............................     $ 64,267      $ 73,024      $  64,267      $ 73,024
                                                                 ========      ========      =========      ========


Interest paid ..............................................     $ 26,355      $ 30,841      $  26,625      $ 30,996
Income taxes paid ..........................................     $    462      $    465      $     924      $    930


See accompanying notes

LUSCAR ENERGY PARTNERSHIP


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)


1.       BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.



Disclosures with respect to export and domestic sales are as follows:



                                          THREE MONTHS ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                   ----------------------------------------     -------------------------------------------
                                          2003                  2002                    2003                     2002
                                   ---------------       ------------------     -------------------     -------------------
                                    SALES                 SALES                  SALES                    SALES
                                   REVENUE    TONNES     REVENUE     TONNES     REVENUE      TONNES      REVENUE     TONNES
                                   -------    ------     -------     ------     -------      ------     --------     ------

(in thousands of Canadian dollars except volumes which are in thousands of tonnes)

Export .......................     $21,939       563     $ 57,846     1,127     $ 63,684      1,260     $119,163      2,180
Domestic .....................      62,846     4,307       88,673     7,647      140,547      9,035      178,717     15,783
                                   -------     -----     --------     -----     --------     ------     --------     ------
LCL ..........................      84,785     4,870      146,519     8,774      204,231     10,295      297,880     17,963
Foreign exchange contracts ...           -         -          365         -            -          -          717          -
                                   -------     -----     --------     -----     --------     ------     --------     ------
LEP ..........................     $84,785     4,870     $146,884     8,774     $204,231     10,295     $298,597     17,963
                                   =======     =====     ========     =====     ========     ======     ========     ======


Export coal sales are generally denominated in United States dollars.


Revenues by type of operations are as follows:

                                                        THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                   -----------------------------------   -----------------------------------
                                                         2003              2002                2003               2002
                                                   ----------------   ----------------   -----------------  ----------------
                                                     SALES             SALES                SALES            SALES
                                                    REVENUE  TONNES   REVENUE   TONNES     REVENUE  TONNES  REVENUE   TONNES
                                                   --------  ------   -------   ------   --------  -------  --------  ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Thermal........................................    $ 84,785   4,870   $107,131   8,123   $174,973    9,821  $220,014  16,720
Metallurgical..................................           -       -     39,753     651     29,258      474    78,583   1,243
                                                   --------  ------   -------   ------   --------  -------  --------  ------
                                                   $ 84,785   4,870   $146,884   8,774   $204,231   10,295  $298,597  17,963
                                                   ========  ======   ========  ======   ========  =======  ========  ======

LUSCAR ENERGY PARTNERSHIP


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)



Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation and for the periods indicated below, is as follows:

                                                     THREE MONTHS ENDED JUNE 30,                 SIX MONTHS ENDED JUNE 30,
                                             -----------------------------------------   ----------------------------------------
                                                    2003                 2002                   2003                 2002
                                             ------------------   --------------------   -------------------   ------------------
                                              SALES   NUMBER OF    SALES     NUMBER OF    SALES    NUMBER OF    SALES   NUMBER OF
                                             REVENUE  CUSTOMERS   REVENUE    CUSTOMERS   REVENUE   CUSTOMERS   REVENUE  CUSTOMERS
                                             -------  ---------   -------    ---------   -------   ---------   -------  ---------
(in thousands of Canadian dollars except
number of customers)

MAJOR CUSTOMERS
Thermal ................................     $54,305      2       $75,994       3        $123,770     2        $156,954     3
Metallurgical ..........................     $     -      -       $15,826       2        $ 15,397     3        $ 21,740     2


Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.


3.       LONG-TERM DEBT

                                                               AS AT         AS AT
                                                             JUNE 30,     DECEMBER 31,
                                                               2003           2002
                                                            ---------     -----------
(in thousands of Canadian dollars)

Senior notes, at issue date ...........................     $ 429,660      $ 429,660
Cumulative foreign currency translation (gain) loss ...       (56,952)         4,730
                                                            ---------      ---------
Senior notes, at balance sheet date ...................       372,708        434,390
                                                            ---------      ---------

12.75% promissory note, due May 18, 2003 ..............             -         45,000
Less sinking fund .....................................             -        (22,930)
                                                            ---------      ---------
                                                                    -         22,070
                                                            ---------      ---------

9.625% promissory note, due December 30, 2004 .........        89,300         89,300
Less sinking fund .....................................       (43,916)       (41,999)
                                                            ---------      ---------
                                                               45,384         47,301
                                                            ---------      ---------

Capital lease obligations .............................         3,065          5,856
                                                            ---------      ---------

Due to Fording Coal Partnership .......................         5,000              -
                                                            ---------      ---------

Long-term debt ........................................       426,157        509,617
Current portion of long-term debt .....................        (2,906)       (24,837)
                                                            ---------      ---------
                                                            $ 423,251      $ 484,780
                                                            =========      =========

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no cash advances made under this facility and $63,199 of letters of credit, providing reclamation security, have been issued. $111 of this security relates to the Line Creek mine and Cheviot development project. Under the transfer agreements with the Fording Coal Partnership, LEP is indemnified for any loss related to these letters of credit until the new owners of these properties have formal reclamation security in place, at which time our security will be cancelled. The lenders have the right to convert the facility to a demand facility if LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, falls below 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.

LUSCAR ENERGY PARTNERSHIP


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)



On May 18, 2003, the promissory note for $45 million at 12.75% was repaid. Under the terms of a coal supply agreement, the $18,834 excess of the principal amounts over the sinking fund balance, was recovered from our customer and included in other income in the second quarter.

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.

 4.      FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                           THREE MONTHS                SIX MONTHS
                                                          ENDED JUNE 30,              ENDED JUNE 30,
                                                     ----------------------      ----------------------
                                                       2003          2002          2003          2002
                                                     --------      --------      --------      --------
(in thousands of Canadian dollars)

Foreign currency translation (gain) loss on
  Senior notes .................................     $(31,350)     $(18,645)     $(61,683)     $(20,433)
  US dollar cash balances ......................          359           192         1,286           348
  Working capital balances .....................         (514)        1,696          (338)        1,541
                                                     --------      --------      --------      --------
                                                     $(31,505)     $(16,757)     $(60,735)     $(18,544)
                                                     ========      ========      ========      ========



5.       INTEREST EXPENSE

Interest expense consists of the following:

                                                                   THREE MONTHS                SIX MONTHS
                                                                  ENDED JUNE 30,             ENDED JUNE 30,
                                                              ---------------------     ----------------------
                                                                2003          2002        2003           2002
                                                              --------      -------     --------      --------
(in thousands of Canadian dollars)

Senior notes ............................................     $  9,216      $10,243     $ 19,239      $ 20,591
Promissory notes net of sinking fund interest income ....        2,746        2,619        5,306         5,125
Financial instruments ...................................          131        1,149         (317)         (617)
Capital leases ..........................................           50           70          100           133
Reclamation security ....................................          564        1,107        1,100         1,492
Investment income .......................................         (526)           -       (1,017)         (518)
Other ...................................................          (46)         692          318           732
                                                              --------      -------     --------      --------
                                                              $ 12,135      $15,880     $ 24,729      $ 26,938
                                                              ========      =======     ========      ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)

5.  OTHER INCOME

Other income consists of the following:


                                                                               THREE MONTHS                 SIX MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Gain on transfer of metallurgical coal assets.......................     $        -    $        -   $  (25,615)   $        -
Boundary Dam promissory note ........................................       (21,379)            -      (21,379)            -
Recovery of Crown royalties..........................................          (580)         (480)        (779)       (1,573)
Net pension plan expense ............................................           250          (265)         131          (530)
Loss (gain) on disposal of assets....................................           117          (119)        (985)         (469)
Distributions from Fording Canadian Coal Trust.......................        (2,234)            -       (3,009)            -
Other expense (income) ..............................................           224           189          494          (342)
                                                                         ----------    ----------   ----------    -----------
                                                                         $  (23,602)   $     (675)  $  (51,142)   $   (2,914)
                                                                         ===========   ===========  ===========   ===========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)


7.  CONDENSED CONSOLIDATING INFORMATION

    The following condensed consolidated information is provided for the period ending June 30, 2003.

(A) CONDENSED CONSOLIDATING BALANCE SHEETS


                                                                              AS AT JUNE 30, 2003
                                                ------------------------------------------------------------------------------
                                                    LUSCAR        LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                   COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents.................. $            -  $          124  $       69,607  $       (5,464) $       64,267
    Accounts receivable........................         59,231               -           2,489               -          61,720
    Income taxes recoverable...................          1,513               -            (127)              -           1,386
    Inventories................................         55,982               -               -               -          55,982
    Overburden removal costs...................          4,048               -               -               -           4,048
    Due from related parties...................         38,335               -         (38,335)              -               -
    Prepaid expenses...........................          3,997               -             428               -           4,425
                                                --------------  --------------  --------------  --------------  --------------
                                                       163,106             124          34,062          (5,464)        191,828
Investments in related parties.................              -         591,890         473,753      (1,065,643)              -
Investment in Fording Canadian Coal Trust......         89,430               -               -               -          89,430
Capital assets.................................      1,224,250               -               -         (22,370)      1,201,880
Other assets...................................         24,642           1,290           9,000          (5,529)         29,403
                                                --------------  --------------  --------------  --------------- --------------
                                                $    1,501,428  $      593,304  $      516,815  $   (1,099,006) $    1,512,541
                                                ==============  ==============  ==============  =============== ==============

LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Bank overdraft............................. $        5,464  $            -  $            -  $       (5,464) $            -
    Trade accounts payable and accrued charges.         37,973               -           1,147            (171)         38,949
    Accrued interest payable...................          7,462               -               -               -           7,462
    Accrued payroll and employee benefits......          9,382               -               -               -           9,382
    Income taxes payable.......................          1,731               -               -               -           1,731
    Current portions of
           Long-term debt......................          2,906               -               -               -           2,906
           Financial instruments...............          1,292               -               -               -           1,292
           Accrued reclamation costs...........         18,793               -               -               -          18,793
           Future income taxes.................          1,364               -               -               -           1,364
    Due to related parties.....................            245           3,947          (3,947)           (245)              -
                                                --------------  --------------  --------------- --------------- --------------
                                                        86,612           3,947          (2,800)         (5,880)         81,879
Accrued pension benefit obligation.............          4,536               -               -          (4,536)              -
Long-term debt.................................        423,251               -               -               -         423,251
Convertible debentures.........................              -          96,053               -         (96,053)              -
Subordinated notes due to LCIF.................        642,969               -               -        (642,969)              -
Accrued reclamation costs......................         22,497               -               -               -          22,497
Future income taxes............................        376,574               -               -               -         376,574
                                                --------------  --------------  --------------  --------------  --------------
                                                     1,556,439         100,000          (2,800)       (749,438)        904,201
PARTNERS' EQUITY...............................        (55,011)        493,304         519,615        (349,568)        608,340
                                                --------------- --------------  --------------  --------------- --------------
                                                $    1,501,428  $      593,304  $      516,815  $   (1,099,006) $    1,512,541
                                                ==============  ==============  ==============  =============== ==============

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)

7.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(B) CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

                                                                          THREE MONTHS ENDED JUNE 30, 2003
                                                   ------------------------------------------------------------------------------
                                                       LUSCAR        LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                      COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                   --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)

REVENUE..........................................  $       84,785  $            -  $            -  $            -  $       84,785
EXPENSES AND OTHER INCOME
    Cost of sales................................          65,816               -               -               -          65,816
    Selling, general and administrative expenses.          12,031               -             280              30          12,341
    Equity pickup................................               -         (86,407)        (86,347)        172,754               -
    Depreciation and amortization................          21,617             153               -             216          21,986
    Foreign currency translation gain............         (31,505)              -               -               -         (31,505)
    Intercompany interest expense (income).......           2,405               -          (2,405)              -               -
    Interest expense.............................          12,661               -            (526)              -          12,135
    Other income.................................         (23,472)            (93)            107            (144)        (23,602)
                                                   --------------  --------------  --------------  --------------  --------------
EARNINGS BEFORE INCOME TAXES.....................          25,232          86,347          88,891        (172,856)         27,614
Income tax recovery..............................         (61,175)              -               -               -         (61,175)
                                                   --------------  --------------  --------------  --------------  --------------
NET EARNINGS.....................................  $       86,407  $       86,347  $       88,891  $     (172,856) $       88,789
                                                   ==============  ==============  ==============  ==============  ==============


                                                                           SIX MONTHS ENDED JUNE 30, 2003
                                                   ------------------------------------------------------------------------------
                                                       LUSCAR        LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING    CONSOLIDATED
                                                      COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                   --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)

REVENUE..........................................  $      204,231  $            -  $            -  $            -  $      204,231
EXPENSES AND OTHER INCOME
    Cost of sales................................         160,358               -               -               -         160,358
    Selling, general and administrative expenses.          16,245               -             402              30          16,677
    Equity pickup................................               -         (89,815)        (89,662)        179,477               -
    Depreciation and amortization................          43,989             306               -             432          44,727
    Foreign currency translation gain............         (60,735)              -               -               -         (60,735)
    Intercompany interest expense (income).......           4,806               -          (4,806)              -               -
    Interest expense.............................          25,746               -          (1,017)              -          24,729
    Other income.................................         (32,471)           (153)             59         (18,577)        (51,142)
                                                   --------------  --------------  --------------  --------------  --------------
EARNINGS BEFORE INCOME TAXES.....................          46,293          89,662          95,024        (161,362)         69,617
Income tax recovery..............................         (43,522)              -               -               -         (43,522)
                                                   --------------  --------------  --------------  --------------  --------------
NET EARNINGS.....................................  $       89,815  $       89,662  $       95,024  $     (161,362) $      113,139
                                                   ==============  ==============  ==============  ==============  ==============

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)



7.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(C)  CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED JUNE 30, 2003
                                                     ------------------------------------------------------------------------------
                                                         LUSCAR        LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                        COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                     --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period.......................   $       86,407  $       86,347  $       88,891  $     (172,856) $       88,789
Non-cash items:
  Depreciation and amortization...................           21,617             153               -             216          21,986
  Future income taxes.............................          (61,760)              -               -               -         (61,760)
  Foreign currency translation gain...............          (30,991)              -               -               -         (30,991)
  Equity pickup...................................                -         (86,407)        (86,347)        172,754               -
  Loss on transfer and disposal of capital assets.              117               -               -               -             117
  Other...........................................             (436)              -               -            (512)           (948)
Change in non-cash working capital................          (11,461)            (93)          2,234             398          (8,922)
                                                     --------------- --------------- --------------  --------------  ---------------
                                                              3,493               -           4,778               -           8,271
                                                     --------------  --------------  --------------  --------------  --------------
INVESTING ACTIVITIES
Capital asset purchases...........................           (6,430)              -               -               -          (6,430)
Proceeds on disposal of capital assets............              160               -               -               -             160
Other investments.................................              (75)              -               -               -             (75)
                                                     --------------- --------------  --------------  --------------  ---------------
                                                             (6,345)              -               -               -          (6,345)
                                                     --------------- --------------  --------------  --------------  ---------------
FINANCING ACTIVITIES
Financial instruments.............................             (629)              -               -               -            (629)
Repayments of long-term debt .....................          (22,147)              -               -               -         (22,147)
Distribution to partners..........................                -               -         (12,000)              -         (12,000)
                                                     --------------  --------------  --------------- --------------  ---------------
                                                            (22,776)              -         (12,000)              -         (34,776)
                                                     --------------- --------------  --------------- --------------  ---------------

Change in cash position...........................          (25,628)              -          (7,222)              -         (32,850)
Foreign currency translation loss.................             (359)              -               -               -            (359)
Cash position, beginning of period................           20,523             124          76,829               -          97,476
                                                     --------------  --------------  --------------  --------------  --------------
Cash position, end of period......................   $       (5,464) $          124  $       69,607  $            -  $       64,267
                                                     =============== ==============  ==============  ==============  ===============

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)




                                                                             SIX MONTHS ENDED JUNE 30, 2003
                                                     ------------------------------------------------------------------------------
                                                         LUSCAR        LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING    CONSOLIDATED
                                                        COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                                     --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period........................  $       89,815  $       89,662  $       95,024  $     (161,362) $      113,139
Non-cash items:
  Depreciation and amortization....................          43,989             306               -             432          44,727
  Future income taxes..............................         (44,689)              -               -               -         (44,689)
  Foreign currency translation gain................         (60,397)              -               -               -         (60,397)
  Equity pickup....................................               -         (89,815)        (89,662)        179,477               -
  Gain on transfer and disposal of capital assets..          (8,327)              -               -         (18,273)        (26,600)
  Other............................................          (3,233)              -               -            (669)         (3,902)

Change in non-cash working capital.................           5,756            (150)         24,547             395          30,548
                                                     --------------  --------------  --------------  --------------  --------------
                                                             22,914               3          29,909               -          52,826
                                                     --------------  --------------  --------------  --------------  --------------
INVESTING ACTIVITIES
Capital asset purchases............................         (11,186)              -               -               -         (11,186)
Proceeds on disposal of capital assets.............           1,262               -               -               -           1,262
Other investments..................................               -               -               -               -               -
                                                     --------------  --------------  --------------  --------------  --------------
                                                             (9,924)              -               -               -          (9,924)
                                                     --------------  --------------  --------------  --------------  --------------
FINANCING ACTIVITIES
Financial instruments..............................          (1,333)              -               -               -          (1,333)
Repayments of long-term debt ......................         (22,729)              -               -               -         (22,729)
Distribution to partners...........................               -               -         (27,000)              -         (27,000)
                                                     --------------  --------------  --------------- --------------  --------------
                                                            (24,062)              -         (27,000)              -         (51,062)
                                                     --------------  --------------  --------------- --------------  --------------

Change in cash position............................         (11,072)              3           2,909                          (8,160)
Foreign currency translation loss..................          (1,286)              -               -               -          (1,286)
Cash position, beginning of period.................           6,894             121          66,698               -          73,713
                                                     --------------  --------------  --------------  --------------  --------------
Cash position, end of period.......................  $       (5,464) $          124  $       69,607  $            -  $       64,267
                                                     ==============  ==============  ==============  ==============  ==============






8.  COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LEP agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. It is not possible at this time to predict the outcome of any resolution of these issues.

LUSCAR COAL LTD.


                           CONSOLIDATED BALANCE SHEETS

                                                                                               AS AT            AS AT
                                                                                              JUNE 30        DECEMBER 31
                                                                                                2003            2002
                                                                                          ---------------   --------------
(in thousands of Canadian dollars)

ASSETS
CURRENT
    Cash and cash equivalents...........................................................  $            -    $        6,894
    Accounts receivable.................................................................          97,566            67,032
    Income taxes recoverable............................................................           1,513             1,464
    Inventories.........................................................................          55,982            86,072
    Overburden removal costs............................................................           4,048            29,404
    Prepaid expenses....................................................................           3,997             4,366
                                                                                          --------------    --------------
                                                                                                 163,106           195,232
Capital assets..........................................................................       1,224,250         1,321,906
Investment in Fording Canadian Coal Trust...............................................          89,430                 -
Other assets............................................................................          24,642            23,093
                                                                                          --------------    --------------
                                                                                          $    1,501,428    $    1,540,231
                                                                                          ==============    ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
    Bank overdraft......................................................................  $        5,464    $            -
    Trade accounts payable and accrued charges..........................................          37,973            36,462
    Accrued interest payable............................................................           7,462             8,824
    Accrued payroll and employee benefits...............................................           9,382             8,879
    Income taxes payable................................................................           1,731             1,421
    Current portions of
        Long-term debt [note 3].........................................................           2,906            24,837
        Financial instruments...........................................................           1,292             2,941
        Accrued reclamation costs.......................................................          18,793            17,392
        Future income taxes.............................................................           1,364             3,335
    Due to related party................................................................             245               245
                                                                                          --------------    --------------
                                                                                                  86,612           104,336
Accrued pension benefit obligation......................................................           4,536             5,627
Long-term debt [note 3].................................................................         423,251           484,780
Subordinated notes due to LCIF..........................................................         642,969           642,969
Accrued reclamation costs...............................................................          22,497            28,052
Future income taxes.....................................................................         376,574           419,293
                                                                                          --------------    --------------
                                                                                               1,556,439         1,685,057
                                                                                          --------------    --------------
SHAREHOLDERS' DEFICIT
    Share capital.......................................................................          14,191            14,191
    Deficit.............................................................................         (69,202)         (159,017)
                                                                                          ---------------   --------------
                                                                                                 (55,011)         (144,826)
                                                                                          ---------------   --------------
                                                                                          $    1,501,428    $    1,540,231
                                                                                          ==============    ==============

See accompanying notes

LUSCAR COAL LTD.


                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT


                                                                               THREE MONTHS                 SIX  MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)
REVENUE [note 2].....................................................    $   84,785    $  146,519   $  204,231    $  297,880
EXPENSES AND OTHER INCOME
   Cost of sales.....................................................        65,816       118,484      160,358       230,935
   Selling, general and administrative expenses......................        12,031         2,973       16,245         6,950
   Depreciation and amortization.....................................        21,617        23,400       43,989        46,434
   Foreign currency translation gain [note 4]........................       (31,505)      (16,757)     (60,735)      (18,544)
   Interest expense [note 5].........................................        15,066        26,219       30,552        49,012
   Other income [note 6] ............................................       (23,472)         (675)     (32,471)       (2,914)
                                                                         -----------   -----------  -----------   -----------
EARNINGS (LOSS) BEFORE INCOME TAXES..................................        25,232        (7,125)      46,293       (13,993)
Income tax expense (recovery)........................................       (61,175)      (11,392)     (43,522)      (17,164)
                                                                         -----------   -----------  -----------   -----------
NET EARNINGS.........................................................        86,407         4,267       89,815         3,171
Deficit, beginning of period.........................................      (155,609)     (106,203)    (159,017)     (105,107)
                                                                         -----------   -----------  -----------   -----------
DEFICIT, END OF PERIOD...............................................    $  (69,202)   $ (101,936)  $  (69,202)   $ (101,936)
                                                                         ===========   ===========  ===========   ===========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               THREE MONTHS                 SIX MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings for the period..........................................    $   86,407    $    4,267   $   89,815    $    3,171
Non-cash items:
   Depreciation and amortization.....................................        21,617        23,400       43,989        46,434
   Future income taxes...............................................       (61,760)      (12,096)     (44,689)      (18,574)
   Foreign currency translation gain [note 4]........................       (30,991)      (18,452)     (60,397)      (20,085)
   Loss (gain) on transfer and disposal of capital assets............           117          (120)      (8,327)         (469)
   Other.............................................................          (436)       (2,833)      (3,233)       (7,180)
Change in non-cash working capital...................................       (11,461)       (3,686)       5,756        23,330
                                                                         -----------   -----------  ----------    ----------
                                                                              3,493        (9,520)      22,914        26,627
                                                                         ----------    -----------  ----------    ----------

INVESTING ACTIVITIES
Capital asset purchases..............................................        (6,430)      (10,917)     (11,186)      (20,559)
Proceeds on disposal of capital assets...............................           160           492        1,262         1,019
Other investments....................................................           (75)         (146)           -             7
                                                                         -----------   -----------  ----------    ----------
                                                                             (6,345)      (10,571)      (9,924)      (19,533)
                                                                         -----------   -----------  ----------    ----------

FINANCING ACTIVITIES
Financial instruments................................................          (629)            -       (1,333)            -
Deferred financing costs incurred....................................             -          (690)           -        (1,608)
Repayments of long-term debt.........................................       (22,147)       (1,193)     (22,729)       (1,758)
                                                                         -----------   -----------  -----------   -----------
                                                                            (22,776)       (1,883)     (24,062)       (3,366)
                                                                         -----------   -----------  -----------   -----------

Change in cash position..............................................       (25,628)      (21,974)     (11,072)        3,728
Foreign currency translation loss [note 4]...........................          (359)         (192)      (1,286)         (348)
Cash position, beginning of period...................................        20,523        23,645        6,894        (1,901)
                                                                         ----------    ----------   ----------    -----------
Cash position, end of period.........................................    $   (5,464)   $    1,479   $   (5,464)   $    1,479
                                                                         ===========   ==========   ===========   ==========

Interest paid........................................................    $   28,757    $   41,898   $   31,428    $   53,072
Income taxes paid....................................................    $      462    $      465   $      924    $      930



See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)


1.  BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements contained in the Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.  REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures include incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                        THREE MONTHS ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                   -----------------------------------   ------------------------------------
                                                         2003              2002                2003               2002
                                                   ---------------   -----------------   -----------------  ----------------
                                                     SALES            SALES               SALES              SALES
                                                    REVENUE  TONNES  REVENUE  TONNES     REVENUE   TONNES   REVENUE   TONNES
                                                    -------  ------  -------  ------     -------   ------   -------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Export.........................................    $ 21,939     563   $ 57,846   1,127   $ 63,684    1,260  $119,163   2,180
Domestic.......................................      62,846   4,307     88,673   7,647    140,547    9,035   178,717  15,783
                                                   --------  ------   --------  ------   --------  -------  --------  ------
                                                   $ 84,785   4,870   $146,519   8,774   $204,231   10,295  $297,880  17,963
                                                   ========  ======   ========  ======   ========  =======  ========  ======



Export coal sales are generally denominated in United States dollars.

Revenues by type of operations are as follows:

                                                        THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                   -----------------------------------   -----------------------------------
                                                         2003              2002                2003               2002
                                                   ---------------   -----------------   -----------------  ----------------
                                                     SALES             SALES              SALES               SALES
                                                    REVENUE  TONNES   REVENUE   TONNES   REVENUE    TONNES   REVENUE  TONNES
                                                    -------  ------   -------   ------   -------    ------   -------  ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
Thermal........................................    $ 84,785   4,870   $106,766   8,123   $174,973    9,821  $220,014  16,720
Metallurgical..................................           -       -     39,753     651     29,258      474    77,866   1,243
                                                   --------  ------   --------  ------   --------  -------  --------  ------
                                                   $ 84,785   4,870   $146,519   8,774   $204,231   10,295  $297,880  17,963
                                                   ========  ======   ========  ======   ========  =======  ========  ======

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)


Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                                          THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                                   --------------------------------------    ---------------------------------------
                                                          2003                 2002                  2003                 2002
                                                   ------------------   -----------------    ------------------   ------------------
                                                    SALES   NUMBER OF    SALES  NUMBER OF     SALES   NUMBER OF    SALES   NUMBER OF
                                                   REVENUE  CUSTOMERS   REVENUE CUSTOMERS    REVENUE  CUSTOMERS   REVENUE  CUSTOMERS
                                                   -------  ---------   ------- ---------    -------  ---------   -------  ---------
(in thousands of Canadian dollars except
number of customers)
MAJOR CUSTOMERS
Thermal........................................    $ 54,305     2       $75,994      3       $123,770      2      $156,954     3
Metallurgical..................................    $      -     -       $15,826      2       $ 15,397      3      $ 21,740     2

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

3.  LONG-TERM DEBT

                                                                               AS AT              AS AT
                                                                              JUNE 30,         DECEMBER 31,
                                                                                2003               2002
                                                                           -------------      --------------
(in thousands of Canadian dollars)

Senior notes, at issue date.............................................   $    429,660       $    429,660
Cumulative foreign currency translation (gain) loss.....................        (56,952)             4,730
                                                                           -------------      ------------
Senior notes, at balance sheet date.....................................        372,708            434,390
                                                                           ------------       ------------

12.75% promissory note, due May 18, 2003................................              -             45,000
Less sinking fund.......................................................              -            (22,930)
                                                                           ------------       -------------
                                                                                      -             22,070
                                                                           ------------       ------------

9.625% promissory note, due December 30, 2004...........................         89,300             89,300
Less sinking fund.......................................................        (43,916)           (41,999)
                                                                           -------------      -------------
                                                                                 45,384             47,301
                                                                           ------------       ------------

Capital lease obligations...............................................          3,065              5,856
                                                                           ------------       ------------

Due to Fording Coal Partnership.........................................          5,000                  -
                                                                           ------------       ------------

Long-term debt..........................................................        426,157            509,617
Current portion of long-term debt.......................................         (2,906)           (24,837)
                                                                           -------------      -------------
                                                                           $    423,251       $    484,780
                                                                           ============       ============

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no advances made under this facility and $63,199 of letters of credit, providing reclamation security, have been issued. $111 of this security relates to the Line Creek mine and Cheviot development project. Under the transfer agreements with the Fording Coal Partnership, LEP is indemnified for any loss related to these letters of credit until the new owners of these properties have formal reclamation security in place, at which time our security will be cancelled. The lenders have the right to convert the facility to a demand facility if LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, falls below 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)


On May 18, 2003, the promissory note for $45 million at 12.75% was repaid. Under the terms of a coal supply agreement, the $18,834 excess of the principal amounts over the sinking fund balance, was recovered from our customer and included in other income in the second quarter.

Amounts due to Fording Coal Partnership relate to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. The amount owing is subject to adjustment following the completion of an actuarial valuation. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment, which is expected to be $1,000 and is included in the current portion of long-term debt, was due April 1, 2003, but has been delayed pending the finalization of the actuarial valuation.


4.  FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                                               THREE MONTHS                 SIX MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Foreign currency  translation (gain) loss on
   Senior notes .....................................................    $  (31,350)   $  (18,645)  $  (61,683)   $  (20,433)
   US dollar cash balances...........................................           359           192        1,286           348
   Working capital balances .........................................          (514)        1,696         (338)        1,541
                                                                         -----------   ----------   -----------   ----------
                                                                         $  (31,505)   $  (16,757)  $  (60,735)   $  (18,544)
                                                                         ===========   ===========  ===========   ===========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)

5.  INTEREST EXPENSE

Interest expense consists of the following:

                                                                               THREE MONTHS                 SIX MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Senior notes ........................................................    $    9,216    $   10,243   $   19,239    $   20,591
Promissory notes net of sinking fund interest income.................         2,746         2,619        5,306         5,125
Financial instruments................................................           131         1,149         (317)         (617)
Capital leases.......................................................            50            70          100           133
Reclamation security.................................................           564         1,107        1,100         1,492
Other ...............................................................           (46)           11          318           248
                                                                         -----------   ----------   ----------    ----------
Other interest.......................................................        12,661        15,199       25,746        26,972
Subordinated notes...................................................         2,405        11,020        4,806        22,040
                                                                         ----------    ----------   ----------    ----------
                                                                         $   15,066    $   26,219   $   30,552    $   49,012
                                                                         ==========    ==========   ==========    ==========


6.  OTHER INCOME

Other income consists of the following:


                                                                               THREE MONTHS                 SIX MONTHS
                                                                              ENDED JUNE 30,              ENDED JUNE 30
                                                                         ------------------------   ------------------------
                                                                            2003           2002        2003          2002
                                                                         ----------    ----------   ----------    ----------
(in thousands of Canadian dollars)

Gain on transfer of metallurgical coal assets........................    $        -    $        -   $   (7,343)   $        -
Boundary Dam promissory note.........................................       (21,379)            -      (21,379)            -
Recovery of Crown royalties..........................................          (580)         (480)        (779)       (1,573)
Net pension plan expense ............................................           250          (265)         131          (530)
Loss (gain) on disposal of assets....................................           117           (78)        (985)         (469)
Distributions from Fording Canadian Coal Trust ......................        (2,234)            -       (3,009)            -
Other expense (income) ..............................................           354           148          893          (342)
                                                                         ----------    ----------   ----------    -----------
                                                                         $  (23,472)   $     (675)  $  (32,471)   $   (2,914)
                                                                         ===========   ===========  ===========   ===========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.


7.  COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LCL agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. It is not possible at this time to predict the outcome of any resolution of these issues.